Exhibit 5
Attorneys at Law

ADDRESS

1001 Fourth
Avenue Plaza
Suite 4500
Seattle, WA
98154-1065

TELEPHONE

(206) 624-3600

FACSIMILE

(206) 389-1708

E-MAIL

fwoodruff
@riddelwilliams.com

DIRECT LINE

(206) 389 1519
May 15, 2006
Red Lion Hotels Corporation
201 W. North River Drive, Suite 100
Spokane, Washington 99201
Re:    Registration Statement on Form S-3 (SEC File No. 333-133287)
Ladies and Gentlemen:
We have acted as counsel to Red Lion Hotels Corporation, a Washington corporation (the “Company”), in connection with the proposed sale of up to 6,480,646 shares (the “Shares”) of the Company’s common stock, $.01 par value (“Common Stock”), pursuant to a public offering underwritten by various underwriters represented by JMP Securities LLC (the “Underwriters”). The Shares consist of 635,344 shares (the “Selling Shareholder Shares”) of Common Stock being sold by certain shareholders of the Company (the “Selling Shareholders”) and up to 5,845,302 shares (the “Company Shares”) of Common Stock being issued and sold by the Company. The Company has filed a registration statement (the “Registration Statement”) relating to the sale of the Shares on Form S-3 (File No. 333-133287) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).
For purposes of this opinion, we have made such legal and factual inquiries and examinations as we deemed advisable and, in the course thereof, we have examined the Registration Statement, the form of underwriting agreement filed as Exhibit 1 to the Registration Statement (the “Underwriting Agreement”), and such other documents, including certificates and other statements of government officials, officers of the Company and others, as we deemed relevant and necessary as a basis for this opinion. We have relied upon such certificates and statements with respect to the accuracy of factual matters contained therein, which we did not independently establish or verify. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as conformed or photostatic copies.

Red Lion Hotels Corporation
May 15, 2006

For purposes of this opinion we have assumed that (i) the Registration Statement and any amendments thereto (including any post-effective amendments) will become effective under the Securities Act; (ii) the Underwriting Agreement will be executed and delivered by or on behalf of the Company, the Selling Shareholders and the underwriters named therein; and (iii) the Company Shares will be issued and sold, and the Selling Shareholder Shares will be sold, in compliance with applicable federal and state securities laws and in accordance with the Registration Statement.
Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:
1.	The Company Shares, when issued by the Company upon payment by the Underwriters of the purchase price thereof pursuant to the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

2.	The Selling Shareholder Shares have been validly issued and are fully paid and nonassessable.
We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Sincerely,
RIDDELL WILLIAMS P.S.
/s/ Riddell Williams P.S.